EXHIBIT 10.1
[IPASS COMPANY LOGO]
March 3, 2015
Via Hand Delivery

Evan Kaplan

Re:    Separation Agreement

Dear Evan:
This letter agreement (the “Agreement”) sets forth the terms of your separation and transition from iPass Inc. (“iPass” or the “Company”).
1.SEPARATION DATE. Your last date of employment with the Company will be March 13, 2015 (the “Separation Date”). On the Separation Date, the Company will pay you all accrued salary, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether you sign this Agreement. After the Separation Date, you will no longer be employed as Chief Executive Officer and President of the Company, or hold any other employment or officer position with the Company or any of its subsidiaries or affiliated entities. In addition, you agree, no later than the date that you sign this Agreement, to sign and return to the Company the Board resignation letter, which provides for your resignation as a director on the Company’s Board of Directors (the “Board”), and your resignations from the boards of directors (and from any other positions or offices held by you) of any subsidiary entities of the Company, domestic and foreign, on which you serve, such resignations to be effective on the Separation Date.
2.    SEVERANCE BENEFITS. If, on or within forty-five (45) days after you receive this Agreement, you sign, date and return this Agreement (along with the signed Board resignation letter), and you do not revoke the Agreement, the Company agrees to provide you the severance benefits described below as your sole severance benefit, pursuant to the terms of your Employment Offer Letter Agreement (the “Employment Agreement”), a copy of which is attached hereto as Exhibit A. The severance benefits you are eligible to receive are as follows (the “Severance Benefits”):
(a)    Base Salary Severance. The Company will pay you cash severance in the amount of $450,000.00, which is an amount equal to twelve (12) months of your base salary in effect as of the Separation Date (the “Severance Payment”). The Severance Payment will be subject to required payroll deductions and withholdings, and will be paid in a lump sum within ten (10) business days after the Effective Date of this Agreement, as defined in Paragraph 13(c) below.
(b)    Additional Lump Sum Severance Payment. As part of this Agreement, the Company will pay you an additional lump sum severance bonus payment in the amount of $207,726.99, which is calculated as follows (the “Additional Severance Payment”):
(i)    An amount equal to the portion of your annual bonus for 2014 which has been earned but not yet paid, if any (53.8% * $75,000.00 = $40,350.00);
(ii)    An amount equal to the pro rata portion of your annual bonus for 2015 (the pro rata portion is calculated by using the average percentage of your target bonus with respect to your prior quarterly bonus amounts in 2014) (72 days/365 * 46.6% achievement * $300,000.00 = $27,576.99); plus

(iii)    Your target bonus for 2015 multiplied by the percentage equal to the actual bonus paid to you for the prior four quarters, divided by target bonus for the prior four quarters. ($300,000.00 * 46.6% achievement = $139,800.00)
The Additional Severance Payment will be subject to required payroll deductions and withholdings, and will be paid in a lump sum within ten (10) business days after the Effective Date of this Agreement, as defined in Paragraph 13(c) below.
(c)    No Other Severance Benefits. You acknowledge that, except for the severance payment provided herein, you shall not be entitled to receive, and will not receive, any other severance benefits of any kind under the Employment Agreement, or its amendments. Additionally, the combined amount of the Severance Benefits and the Additional Severance Payment exceeds the amount of severance benefits you otherwise would receive under Section 3(a) of the iPass, Inc. Amended and Restated Executive Corporate Transaction and Severance Benefit Plan (the “Severance Plan”). Accordingly, as provided under Section 3(b)(i) of the Severance Plan, you will not receive any severance benefits of any kind under the Severance Plan.
3.    HEALTH INSURANCE. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice more specifically describing your rights and obligations to continuing health insurance coverage under COBRA on or after the Separation Date. If you timely elect continued group health insurance coverage pursuant to COBRA, the Company will pay your COBRA premiums sufficient to continue group health insurance coverage for you and your covered dependents (if applicable) at the level of coverage in effect as of the Separation Date, through the earlier of either: (i) eighteen (18) months after the Separation Date; or (ii) the date that you become eligible for group health insurance coverage through another employer.  In the event you receive the Severance Benefits, you must promptly notify the Company in writing if you become eligible for group health insurance coverage through another employer within eighteen (18) months after the Separation Date.

4.    EQUITY AWARDS.
(a)    Extended Exercise Period of Vested Options. During your employment, you were granted certain options to purchase shares of the Company’s common stock (the “Options”). Vesting of these Options shall cease on the Separation Date. However, as part of this Agreement, the Company will extend the period for you to exercise any Options vested as of the Separation Date until March 13, 2017, provided, however, you will not be entitled to this extended exercise period unless and until the Company successfully files with the Securities and Exchange Commission a Form 10-K with your signature for the year ending on December 31, 2014. Please note that extension of the exercise period for any incentive stock option will result in such option being deemed a nonqualified option for tax purposes. The Company makes no representation as to the tax treatment of any such options. Except as expressly modified in this Section 5(a), your stock options shall continue to be governed by the applicable grant notice, option agreement, and governing stock option plan.
(b)    Performance Shares. During your employment, you were granted performance shares of the Company’s common stock (the “Performance Shares”). Vesting of these Performance Shares shall cease on the Separation Date, and your unvested shares shall terminate. Your Performance Shares shall be governed by the terms of your operative agreements with the Company, and the applicable performance shares award agreement and grant document.
5.    OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, or benefits after the Separation Date. You further acknowledge and agree that you are not entitled to receive and will not receive any severance benefits under the terms and conditions of any employment agreement with the Company, any Company severance benefit plan, or any Company change of control severance benefit plan, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).

6.    EXPENSE REIMBURSEMENTS. You agree to submit your final documented expense reimbursement statement within ten (10) days of the Separation Date, reflecting any and all business expenses you incurred through the Separation Date for which you seek reimbursement. The Company will reimburse you for such expenses pursuant to its regular business practice. The Company also will reimburse you for any reasonable attorneys’ fees incurred by you in connection with this Agreement up to a maximum reimbursement of $3,000.00.
7.    RETURN OF COMPANY PROPERTY. By the close of business on the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property which you have in your possession or control, including but not limited to any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information within the required timeframe. In addition, if you have used any personally owned computer, server, e-mail system, mobile phone, portable electronic device (e.g., BlackBerry, smartphone, iPad or the like), (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, then within five (5) business days after the Separation Date, you will provide the Company with a computer-useable copy of all such information and then permanently delete and expunge all such Company confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form (in whole or in part); and you agree to provide the Company access to your Personal Systems as requested to verify that the necessary copying and/or deletion is done. You agree that, after the applicable timeframes noted above, you will neither use nor possess Company property. Notwithstanding the foregoing, the Company agrees that you may retain as your personal property your Company laptop, monitor and iPad, provided that you cooperate fully with the Company to remove any Company confidential, proprietary or trade secret information contained on these devices. Your timely compliance with this paragraph is a condition precedent to your receipt of the Severance Benefits.
8.    PROPRIETARY INFORMATION OBLIGATIONS. You acknowledge your continuing obligations under your Employee Confidentiality and Inventions Assignment Agreement dated November 3, 2008, which include, but are not limited to your continued obligation not to use or disclose confidential or proprietary information of the Company.
9.    NONDISPARAGEMENT. Both you and the Company’s officers and directors agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided, however, that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.
10.    NONSOLICITATION. You agree that for one (1) year following the Separation Date, you will not, directly or indirectly, induce or encourage, or attempt to induce or encourage, any employee of the Company to terminate his or her relationship with the Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.
11.    NO ADMISSIONS. Nothing in this Agreement shall be construed as an admission by you or the Company of any liability, obligation, wrongdoing or violation of law.
12.    NO VOLUNTARY ADVERSE ACTION; COOPERATION. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company, nor shall you induce or encourage any person or entity to bring such claims. However, it will not violate this Agreement if you testify truthfully when required to do so by a valid subpoena or under similar compulsion of law. Further, you agree to voluntarily cooperate with the Company if you have knowledge of facts relevant to any threatened or pending litigation against the Company by making yourself reasonably available without further compensation for interviews with the Company or its legal counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony.

13.    RELEASE OF CLAIMS.
(a)    General Release. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that you sign this Agreement (collectively, the “Released Claims”).
(b)    Scope of Release. This Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the California Labor Code, the California Family Rights Act, and the California Fair Employment and Housing Act (as amended).
(c)    ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (i) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement; (iii) you have forty-five (45) days to consider this Agreement (although you may choose to voluntarily sign it sooner); (iv) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver, with such revocation to be effective only if you deliver written notice of revocation to the Company within the seven (7)-day period; and (v) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign this Agreement (“Effective Date”). Nevertheless, your general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.
(d)    Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. Furthermore, in giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.
(e)    Excluded Claims. Exception to the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any fully signed written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any rights you have under this Agreement. Further, nothing contained in this Agreement shall limit or alter any rights you may have as a shareholder of the Company’s stock. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Fair Employment and Housing Commission, or any other government agency, except that you acknowledge and agree that you are hereby waiving your right to any monetary benefits in connection with any such claim, charge or proceeding. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.
14.    REPRESENTATIONS. You hereby represent that you have been paid all compensation owed and for all hours worked, you have received all the leave and leave benefits and protections for which you are eligible pursuant to the FMLA, CFRA, any applicable law, or Company policy, and you have not suffered any on-the-job injury or illness for which you have not already filed a workers’ compensation claim.
15.    SECTION 409A. It is intended that (i) the Separation Date is a “separation from service within the meaning of Treasury Regulation Section 1.409A-1(h); (ii) each installment of the Severance Benefits under Section 3 of this Agreement and the COBRA payments under Section 4 of this Agreement (collectively, the “Benefits”) is a separate “payment” for purposes of Internal Revenue Code Section 409A (together, with any state law of similar effect, “Section 409A”), (iii) the Benefits satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(v), and (iv) this Agreement will be construed to the greatest extent possible as consistent with those provisions.
16.    DISPUTE RESOLUTION. To ensure rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach of this Agreement, your employment with the Company, or the termination of your employment from the Company, including but not limited to statutory claims, shall be resolved by confidential, final and binding arbitration conducted before a single arbitrator with JAMS, Inc. (“JAMS”) in San Francisco, California, in accordance with JAMS’ then-applicable arbitration rules, which can be found at http://www.jamsadr.com/rules-clauses/, and which will be provided to you upon request. The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. Nothing in this Agreement shall prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fees and any other fees or costs unique to arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
17.    MISCELLANEOUS. This Agreement, including its Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures and signatures transmitted by PDF shall be equivalent to original signatures.
If this Agreement is acceptable to you, please sign and date below and return the signed Agreement to me within forty-five (45) days after you receive it. The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement from you within this timeframe.

I wish you the best in your future endeavors and thank you for your contributions to the Company.

Sincerely,
IPASS INC.

By: /s/ John Beletic________________________
John Beletic
Chairman of the Board of Directors

Exhibit A—Employment Offer Letter Agreement

REVIEWED, UNDERSTOOD AND AGREED:
/s/ Evan Kaplan
Evan Kaplan
March 13, 2015
Date

Exhibit A
EMPLOYMENT OFFER LETTER AGREEMENT

[IPASS LETTERHEAD]

October 31, 2008

Evan Kaplan

Re:           Employment Offer Letter Agreement

Dear Evan,

iPass Inc. (the “Company”) is pleased to offer you the positions of President and Chief Executive Officer of the Company, reporting to the Company’s Board of Directors (the “Board”).  The following letter agreement (the “Agreement”) provides the terms of our offer of employment.

I.           GENERAL TERMS OF EMPLOYMENT.

(1)           Duties and Position.  You will be employed in the positions of President and Chief Executive Officer of the Company (“CEO”), reporting to the Board.  You shall perform the duties of President and CEO as commonly associated with this position in the Company, as specified in the Bylaws of the Company, and as directed by the Board.  The Company will use its best efforts to have you elected to serve as a director on the Board.  If your employment with the Company terminates for any reason, you agree to promptly tender your resignation from the Board.

(2)           Start Date.  Your first date of employment will be November 3, 2008 (“Start Date”); provided, however, that you shall not assume the title or role of President and CEO until the first business day after the Company’s filing with the Securities Exchange Commission of a Form 10-Q for the quarter ended September 30, 2008.  You and the Company agree that your consulting relationship with the Company pursuant to our consulting agreement dated August 19, 2008 will terminate effective as of the Start Date by our mutual agreement, without the necessity for any other notice of termination, and that the remaining unpaid consulting fee payable to you will be paid in accordance with the terms of the consulting agreement.

(3)           Work Location and Other Activities.  You will work at the Company’s corporate headquarters which are currently located in Redwood Shores, California, subject to necessary business travel.  You will move to the San Francisco Bay Area as soon as is feasible. During your employment with the Company, you will devote your best efforts and substantially all of your business time and attention (except for vacation periods and reasonable periods of illness or other incapacity permitted by the Company’s general employment policies) to the business of the Company; provided, however, that you may serve as a director of one other corporation, provided that the name of this other corporation is disclosed in advance to the Board and the Board has determined that your director position with such other corporation will not present a conflict of interest with the Company.   You may also spend time on charitable and other such activities, so long as they do not materially impact your ability to perform your duties under this Agreement.

(4)           Company Policies and Procedures.  Your employment relationship with the Company also shall be governed by the general employment policies and procedures of the Company (including the Company’s Code of Conduct)(as may be changed from time to time in the discretion of the Company), and you agree to comply with these polices and procedures, except that if the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or procedures, this Agreement will control.

II.           BASE SALARY AND BONUS.

(1)     Base Salary.  You will be paid an initial annual salary of $350,000 per year (or $14,583.33 semi-monthly), less standard deductions and withholdings.  Your cash compensation will next be reviewed by the Board for potential adjustment beginning in calendar year 2010, and will be reviewed annually thereafter in conjunction with the annual Board review of executive compensation, and will be based upon the Board’s assessment of both your performance and the Company’s performance.

(2)           Annual Bonus.  You also will be eligible to earn an annual bonus for each calendar year beginning with calendar year 2009 during your employment if you achieve the performance goals established each year as part of the management incentive plan.  The initial annual bonus target amount will be $250,000, less standard deductions and withholdings, and the performance goals for 2008 will be based upon short-term objectives.  The Board, in consultation with you, will set the performance goals for each year. The Board will have the sole discretion to determine whether the goals have been achieved and to determine the amount of any bonus.  The annual bonus will be paid to you on a quarterly basis for 2009 and 2010 (and thereafter on the same timing as the then current executive management program), with the final payment made no later than 30 days after the conclusion of the annual audit for the year in which the bonus was earned.  Effective January 1, 2010, your annual bonus target will be at least $350,000 if your performance meets the expectations of the Board.

(3)           2008 Guaranteed Bonus.  Notwithstanding the foregoing, if you remain an employee in good standing through the end of calendar year 2008, the Company will pay you a guaranteed 2008 annual performance bonus based on the target amount of $250,000 and prorated based on the Start Date to reflect your mid-year hire (the “Guaranteed Bonus”).  The Guaranteed Bonus will be paid to you at the time other members of management are paid their fourth quarter bonus.

III.           RELOCATION AND RELATED BENEFITS.

(1)           Monthly Reimbursement of Temporary Living Expenses.  The Company will reimburse your reasonable temporary living expenses incurred during the first six (6) months after the Start Date up to a maximum monthly reimbursement amount of $10,000, provided that these reimbursements will cease earlier if you close on the purchase of a residence in the San Francisco Bay Area prior to six (6) months after the Start Date.  The Company will consider and implement reasonable measures to minimize any adverse income tax effect to you of the reimbursements for temporary living expenses to be provided hereunder upon the advice of its tax advisors, which may include, for example, direct payment of expenses to third parties.  In addition, to the extent that you are required to recognize in taxable income any payments under this Section III(1) (the “Taxable Living Expenses”), you shall be entitled to receive an additional payment from the Company (the “Taxable Living Expenses Gross-Up”), such that after the payment of all federal and state income and employment taxes on the Taxable Living Expenses and the Taxable Living Expenses Gross-Up, you shall retain an amount equal to the Taxable Living Expenses.  For purposes of determining the amount of the Taxable Living Expenses Gross-Up, you shall be deemed to have (i) paid federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Taxable Living Expenses Gross-Up is to be made; (ii) paid federal employment taxes at your actual marginal rate for the calendar year in which the Taxable Living Expenses Gross-Up is to be made; and (iii) paid applicable state and local income taxes at the highest rate of taxation for the calendar year in which the Taxable Living Expenses Gross-Up is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(2)           Relocation-Related Expenses. The Company will either (as elected by the Company) pay directly to third parties or reimburse your reasonable expenses incurred for: (a) the reasonable and customary costs associated with moving your typical personal and household goods to the San Francisco Bay Area, including shipment of no more than two (2) automobiles, furniture, and personal effects, excluding any unusually large or expensive items such as pianos, work-out equipment, or the like; (b) airfare, rental car and hotel costs (covering you and your immediate family) for up to two (2) house hunting trips to the San Francisco Bay Area; and (c) the reasonable and customary brokerage fee for the sale of your residence in Seattle, provided that such residence is sold no later than fifteen (15) months after the Start Date.  In the event you are able to sell your Seattle residence without incurring a brokerage fee, the Company will pay you an amount equivalent to the fee that would otherwise have been incurred. The Company will consider and implement reasonable measures to minimize any adverse income tax effect to you associated with payment of the brokerage fee hereunder upon the advice of its tax advisors, which may include, for example, direct payment of such fee to third parties.  In addition, to the extent that you are required to recognize in taxable income any payments under this Section III(2) (the “Taxable Relocation Expenses”), you shall be entitled to receive an additional payment from the Company (the “Taxable Relocation Expenses Gross-Up”), such that after the payment of all federal and state income and employment taxes on the Taxable Relocation Expenses and the Taxable Relocation Expenses Gross-Up, you shall retain an amount equal to the Taxable Relocation Expenses.  For purposes of determining the amount of the Taxable Relocation Expenses Gross-Up, you shall be deemed to have (i) paid federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Taxable Relocation Expenses Gross-Up is to be made; (ii) paid federal employment taxes at your actual marginal rate for the calendar year in which the Taxable Relocation Expenses Gross-Up is to be made; and (iii) paid applicable state and local income taxes at the highest rate of taxation for the calendar year in which the Taxable Relocation Expenses Gross-Up is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(3)           Additional Relocation-Related Reimbursements.  In addition to the above, the Company will reimburse you an additional amount of $12,000 to cover other ancillary reasonable expenses that may be incurred by you related to your relocation to the San Francisco Bay Area, such as additional temporary living expenses or expenses related to the sale of your current residence and purchase of a new residence in the San Francisco Bay Area.  No “tax gross-up” shall apply to this additional amount, regardless of whether or not any such expenses are taxed as income.

(4)           Moving Expenses for Return To Seattle.  In the event that the Company terminates your employment prior to November 1, 2012 other than for Cause, or if you resign for Good Reason, and no Corporate Transaction (as defined below) has been closed prior to your termination date, and you move to the Seattle Metropolitan Area within six months after such termination, the Company will either (as elected by the Company) pay directly to third parties or reimburse your reasonable expenses incurred solely for the reasonable and customary costs associated with moving your typical personal and household goods back to the Seattle Metropolitan Area, including shipment of no more than two (2) automobiles, furniture, and personal effects, excluding any unusually large or expensive items such as pianos, work-out equipment, or the like. Such payments, if any, shall be paid no later than your second taxable year following termination of your employment.

(5)           General Terms For Relocation and Related Benefits.  To qualify for reimbursement or payment under this Agreement, all expenses incurred by you or costs must be fully documented (including receipts) on a properly completed expense reimbursement report and otherwise comply with the Company’s standard expense reimbursement policy and practice.  Other than with respect to expenses incurred prior to the Start Date and moving expenses incurred for your return to Seattle provided under Section III(4), you must remain an employee in good standing of the Company as of the date that the cost or expenses is incurred.

IV.           EQUITY AWARDS.

(1)           Stock Option Grant.  Subject to the approval of the Board, you will be granted an option to purchase 500,000 shares of Company common stock (the “Option”), with an exercise price equal to the fair market value of the Company’s common stock as of the date of grant, pursuant to the Company’s 2003 Equity Incentive Plan (the “Plan”).  The Option will be an incentive stock option to the fullest extent permissible, with the remainder being a nonstatutory stock option.  The Option will vest with respect to 25% of the shares subject to the Option on the first anniversary of the Start Date, and thereafter in a series of thirty-six (36) successive equal monthly installments over the three-year period measured from the first anniversary of the Start Date, so long as you remain in continuous service with the Company on each applicable vesting date.  The Option shall be governed by the terms and conditions set forth in the Plan, and in the applicable stock option agreement and grant document.

(2)           Performance Shares.  Subject to the approval of the Board, you will be granted performance shares covering 500,000 shares of Company common stock (the “Performance Shares”) pursuant to the Plan.  The Performance Shares will vest in five installments, as set forth on Annex A hereto.  In order to vest in any Performance Shares, you must remain in continuous service with the Company on each applicable vesting date.  The

Performance Shares shall be governed by the terms and conditions set forth in the Plan, and in the applicable performance shares award agreement and grant document, and will contain a tax withholding right to permit the Company to pay the withholding tax in exchange for the return of shares to the Company to cover such withholding tax payment.

V.           EMPLOYEE BENEFITS AND VACATION.

You will be entitled to participate in the Company’s standard employee benefit plans pursuant to the terms and conditions of the benefit plans.  The Company currently offers its employees health, dental, vision, life, AD&D, short term and long term disability insurance, and 401(k) plan participation.  You will accrue vacation at an initial annual rate of four (4) weeks, subject to the terms and conditions of the Company’s vacation policy and practices.  The Company may modify benefits from time to time in its discretion.

VI.           CONFIDENTIALITY AND INVENTIONS ASSIGNMENT AGREEMENT.

As a condition of employment, you are required to sign and abide by the Company’s standard Employee Confidentiality and Inventions Assignment Agreement (the “Confidentiality Agreement”), a form of which is attached hereto as Exhibit A.

VII.           AT-WILL EMPLOYMENT STATUS, SEVERANCE AND CORPORATE TRANSACTION BENEFITS.

(1)           At-Will Employment Status. Your employment with the Company is at the will of each party, is not for a specific term and can be terminated by you or by the Company at any time, with or without Cause, and with or without advance notice.

(2)           Severance.  If: (i) the Company terminates your employment without Cause, you resign for Good Reason, and provided such termination or resignation, as applicable, qualifies as a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h) (each, a “Covered Termination”); and (ii) you sign, date, return to the Company within forty-five (45) days following the Covered Termination and allow to become effective a general release of all known and unknown claims in the form as shall be provided to you by the Company (which may, at the Company’s election, be contained in a separation agreement) (the “Release”); and (iii) you promptly tender your resignation as a director on the Board; then you will be eligible to receive, as your sole severance benefits (the “Severance Benefits”):

(a)           Base Salary Severance. You will receive cash severance equal to twelve (12) months of your base salary in effect as of the date of the Covered Termination (the “Termination Date”), subject to required payroll deductions and withholdings, paid in a lump sum within ten (10) business days after the effective date of the Release.

(b)           Additional Lump Sum Severance Bonus Payment.  You will receive an additional lump sum cash severance payment, with the amount of such additional lump sum severance payment to be (i) the pro rata portion of the annual bonus for the year served to the Termination Date, less any amounts already paid for that year, such pro rata portion to be paid to be calculated using the same percentage of target bonus as average percentage of target bonus with respect to prior bonus amounts in that year (or if first quarter bonus has not yet been determined, the percentage target bonus paid for the prior year) plus (ii) target bonus for that year multiplied by the percentage equal to the actual bonus paid over the prior four quarters divided by target bonus for the prior four quarters (collectively, the “Additional Severance Payment”).  If paid, the Additional Severance Payment will be subject to required payroll deductions and withholdings and paid in a lump sum within ten (10) business days after the effective date of the Release.

(c)           Health Insurance. If you timely elect continued group health insurance coverage pursuant to federal COBRA law or comparable state insurance laws (collectively, “COBRA”), the Company will pay your COBRA premiums sufficient to continue group health insurance coverage for you and your covered dependents (if applicable) at the level of coverage in effect as of the Termination Date, through the earlier of either (i) eighteen (18) months after the Termination Date, or (ii) the date that you become eligible for group health insurance coverage through another employer.  In the event you receive the Severance Benefits, you must promptly notify the Company in writing if you become eligible for group health insurance coverage through another employer within eighteen (18) months after the Termination Date.

(d)           Equity Award Acceleration and Extended Exercisability.   Subject to Section VII(3) below, you will receive accelerated vesting of the time-based component of any equity awards (including but not limited to restricted stock which have time-based vesting) which are not fully vested as of the Termination Date (collectively, the “Equity Awards”), in the amount of twelve (12) months of vesting acceleration, effective as of the Termination Date, and with respect to Equity Awards that are stock options, each vested stock option shall remain exercisable for the lesser of (i) the maximum term provided in the option grant or (ii) the period ending nine (9) months following the Termination Date.

(3)           Additional Corporate Transaction Benefits.  In addition to the benefits provided in Section VII(2)(a-c) above, and in lieu of the benefits provided in Section VII (2)(d) above, immediately upon the closing of a Corporate Transaction, any specified performance target or other vesting condition, whether determined by passage of time or by reference to performance targets or operations of the Company or an Affiliate (as defined below), in any Equity Awards issued to you pursuant to any equity incentive plan of the Company shall immediately be deemed satisfied.

(4)           Definitions.  For purposes of this Agreement, the following definitions will apply:

(a)           Definition of Affiliate.  “Affiliate” means a “parent corporation” of the Company or a “subsidiary corporation” of the Company (whether now or hereafter existing), as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”).

(b)           Definition of Cause. “Cause” shall mean the occurrence of any of the following (and only the following): (i) your conviction of any felony involving fraud or act of dishonesty against the Company or its Affiliates; (ii) conduct by you which, based upon good faith and reasonable factual investigation and determination of the Board, demonstrates gross unfitness to serve; or (iii) intentional, material violation by you of any contractual, statutory or fiduciary duty owed by you to the Company or its Affiliates.

(c)           Definition of Good Reason. “Good Reason” shall mean any of the following actions or events: (i) the Company requires you to relocate to a worksite that is more than sixty (60) miles from its principal executive office as of the Start Date; (ii) the Company materially reduces your base salary and bonus potential below its then-existing gross rate; or (iii) following a Corporate Transaction, you are not the Chief Executive Officer of the surviving entity (unless you agree in writing not to be the Chief Executive Officer of the surviving entity), or otherwise have your duties/responsibilities materially reduced as a result of the Corporate Transaction.  A Corporate Transaction which results in the Company being private in which you remain as Chief Executive Officer does not constitute a material reduction in responsibilities.  Notwithstanding the foregoing, in order to qualify as “Good Reason,” you must submit to the Company or its successor (as applicable) a written notice, within ninety (90) days after the initial occurrence of any of the actions or events described in the preceding sentence, describing the applicable actions or events, and provide the Company or its successor with at least thirty (30) days from its receipt of your written notice in which to cure such actions or events prior to termination of your employment, and provided that, your employment must terminate no later than twelve (12) months after the applicable actions or events described in (i), (ii) and (iii) above.

(d)           Definition of Corporate Transaction.  “Corporate Transaction” shall mean the occurrence of either of the following events: (i) the sale of all or substantially all of the assets of the Company; or (ii) a merger of the Company with or into another entity in which the stockholders of the Company immediately prior to the closing of the transaction own less than a majority of the ownership interest of the Company immediately following such closing; provided, however, for purposes of determining whether the stockholders of the Company prior to the occurrence of a transaction described above own less than fifty percent (50%) of the voting securities of the relevant entity afterwards, only the lesser of the voting power held by a person either before or after the transaction shall be counted in determining that person’s ownership afterwards.

VIII.         PARACHUTE PAYMENTS AND DEFERRED COMPENSATION.

(1)           Parachute Payments.  If any payment or benefit you would receive from the Company pursuant to a Corporate Transaction or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in a manner necessary to provide you with the greatest economic benefit.  If more than one manner of reduction of payments or benefits necessary to arrive at the Reduced Amount yields the greatest economic benefit, the payments and benefits shall be reduced pro rata.  The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code shall perform the foregoing calculations.  The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder, and any good faith determinations of the independent registered public accounting firm made hereunder shall be final, binding and conclusive upon the Company and you.

(2)           Deferred Compensation.  All payments provided under this Agreement are intended to constitute separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2).  The cash severance payment provided under Section VII(2) shall be paid no later than the later of: (i) December 31st of the calendar year in which the Covered Termination occurs, or (ii) the fifteenth (15th) day of the third calendar month following the date of the Covered Termination.  It is the intention of the preceding sentence to apply the “short-term deferral rule” set forth in Treasury Regulation Section 1.409A-1(b)(4) to such payments.

IX.           MISCELLANEOUS.

(1)           Attorneys’ Fees.  The Company will reimburse your reasonable attorneys’ fees and costs associated with review of this Agreement, up to a maximum total reimbursement of $3,000 (in the aggregate).  These expenses must be fully documented (including receipts) on a properly completed expense reimbursement report, and will be reimbursed within thirty (30) days after the Start Date.

(2)           Legal Right to Work. Your employment pursuant to this offer is contingent on you providing the Company with the legally required proof of your identity and authorization to work in the United States.

(3)           General Terms.  This Agreement, including the attached Confidentiality Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter.  Changes in your employment terms, other than those expressly reserved herein to the Company’s or the Board’s discretion herein, can only be made in a writing approved by the Board and signed by a duly-authorized member of the Board and you.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.  This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.  This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures or those transmitted by PDF shall be equivalent to original signatures.

Evan, we all look forward to working with you.  Please signify your acceptance by signing and dating below and signing the Confidentiality Agreement, and returning both fully signed agreements to me within five (5) business days.  If we do not receive these fully signed agreements from you within this timeframe, the Company’s offer contained herein will expire.

Sincerely,

IPASS INC.

By:  /s/ John Beletic
John Beletic
Chairman of the Board of Directors

Annex A – Performance Criteria For Performance Shares

Exhibit A – Employee Confidentiality and Inventions Assignment Agreement

Understood and Accepted By:

/s/ Evan Kaplan

Evan Kaplan

ANNEX A

PERFORMANCE CRITERIA FOR PERFORMANCE SHARES

1.           100,000 shares shall vest on the close of business on the date of the public announcement of the Company’s quarterly earnings which reflect that the Company has achieved $11.0 million of EBITA over the four full fiscal quarters preceding the date of the announcement.*

2.           100,000 shares shall vest on the close of business on the date of the public announcement of the Company’s quarterly earnings which reflect that the Company has achieved $22.0 million of EBITA over the four full fiscal quarters preceding the date of the announcement.*

3.           100,000 shares shall vest on the close of business on the date of the public announcement of the Company’s quarterly earnings which reflect that the Company has achieved $33.0 million of EBITA over the four full fiscal quarters preceding the date of the announcement.*

4.           100,000 shares shall vest on the close of business on the date of the public announcement of the Company’s quarterly earnings which reflect that the Company has achieved $44.0 million of EBITA over the four full fiscal quarters preceding the date of the announcement.*

5.           100,000 shares shall vest on the close of business on the date of the public announcement of the Company’s quarterly earnings which reflect that the Company has achieved $55.0 million of EBITA over the four full fiscal quarters preceding the date of the announcement.*

*   For the purposes hereof, 1.) EBITA shall mean earnings before interest, taxes and amortization from the Company’s current business (i.e. excluding any financial results from any businesses that the Company may acquire after the date of grant); 2) any losses incurred in quarters prior to your appointment as CEO will be excluded from the calculation; and 3.) in the event of a purchase or sale of assets that will materially impact the EBITA calculation, the performance criteria will be revised so as to provide you an incentive generally equivalent with that provided herein.

EXHIBIT A

EMPLOYEE CONFIDENTIALITY AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by IPASS, INC. (“Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1. Confidentiality.

1.1 Nondisclosure; Recognition of Company’s Rights.  At all times during my employment and thereafter, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information (defined below), except as such use is required in connection with my work for Company, or unless the Chief Executive Officer (the “CEO”) of Company expressly authorizes in writing such disclosure or publication.  I will obtain the CEO’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at Company and/or incorporates any Confidential Information.  I hereby assign to Company any rights I have or acquire in any and all Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns.

1.2 Confidential Information.  The term “Confidential Information” shall mean any and all confidential knowledge, data or information related to Company’s business or its actual or demonstrably anticipated research or development, including without limitation: (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (b) information regarding products, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (c) information regarding the skills and compensation of Company’s employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations, or agreements between Company and any third party.

1.3 Third Party Information.  I understand, in addition, that Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of my employment and thereafter, I will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, except in connection with my work for Company, Third Party Information, unless expressly authorized by an officer of Company in writing.

1.4  No Improper Use of Information of Prior
Employers and Others.  I represent that my employment by Company does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence information acquired by me in confidence or trust prior to my employment by Company.  I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict herewith.  During my employment by Company, I will not improperly use or disclose any confidential information or trade secrets of any former employer or other third party to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party to whom I have an obligation of confidentiality, unless consented to in writing by that former employer or person.  I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.

2. INVENTIONS.

2.1 Inventions and Intellectual Property Rights.  As used in this Agreement, the term “Invention” means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all

Intellectual Property Rights therein.  The term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country.

2.2 Prior Inventions.  I agree that I will not incorporate, or permit to be incorporated, Prior Inventions (defined below) in any Company Inventions (defined below) without Company’s prior written consent. In addition, I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU GPL or LGPL or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company.  I have disclosed on Exhibit A a complete list of all Inventions that I have, or I have caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of my employment by Company, in which I have an ownership interest or which I have a license to use, and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”).  If no Prior Inventions are listed in Exhibit A, I warrant that there are no Prior Inventions.  If, in the course of my employment with Company, I incorporate a Prior Invention into a Company process, machine or other work, I hereby grant Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.

2.3 Assignment of Company Inventions. Subject to the section titled “Government or Third Party” and except for Inventions that I can prove qualify fully under the provisions of California Labor Code section 2870 and I have set forth in Exhibit A, I hereby assign and agree to assign in the future (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company.  Inventions assigned to Company or to a third party as directed by Company pursuant to the section titled “Government or Third Party” are referred to in this Agreement as “Company Inventions.”

2.4 Obligation to Keep Company Informed.  During the period of my employment and for one (1) year thereafter, I will promptly and fully disclose to Company in writing (a) all Inventions authored, conceived, or reduced to practice by me, either alone or with others, including any that might be covered under California Labor Code section 2870, and (b) all patent applications filed by me or in which I am named as an inventor or co-inventor.

2.5 Government or Third Party.  I also agree to assign all my right, title, and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by Company.

2.6 Enforcement of Intellectual Property Rights and Assistance.  During the period of my employment and thereafter, I will assist Company in every proper way to obtain and enforce United States and foreign Intellectual Property Rights relating to Company Inventions in all countries.  In the event Company is unable to secure my signature on any document needed in connection with such purposes, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act on my behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me.

3. RECORDS.  I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Inventions made by me during the period of my employment by Company, which records shall be available to, and remain the sole property of, Company at all times.

4. ADDITIONAL ACTIVITIES.  I agree that (a) during the term of my employment by Company, I will not, without Company’s express written consent, engage in any employment or business activity that is competitive with, or would otherwise conflict with my employment by, Company, and (b) for the period of my employment by

Company and for one (l) year thereafter, I will not, either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of Company to terminate his, her or its relationship with Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.

5. RETURN OF COMPANY PROPERTY. Upon termination of my employment or upon Company’s request at any other time, I will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information of Company and certify in writing that I have fully complied with the foregoing obligation.  I agree that I will not copy, delete, or alter any information contained upon my Company computer before I return it to Company.  I further agree that any property situated on Company’s premises and owned by Company is subject to inspection by Company personnel at any time with or without notice.  Prior to leaving, I will cooperate with Company in attending an exit interview and completing and signing Company’s termination statement.

6. NOTIFICATION OF NEW EMPLOYER.  In the event that I leave the employ of Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement, by Company’s providing a copy of this Agreement or otherwise.

7. General Provisions.

7.1 Governing Law and Venue.  This Agreement and any action related thereto will be governed, controlled, interpreted, and defined by and under the laws of the State of California, without giving effect to any conflicts of laws principles that require the application of the law of a different state. I hereby expressly consent to the personal jurisdiction and venue in the state and federal courts for the county in which Company’s principal place of business is located for any lawsuit filed there against me by Company arising from or related to this Agreement.

7.2 Severability.  If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will be unimpaired and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

7.3 Survival.  This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor-in-interest or other assignee and be binding upon my heirs and legal representatives.

7.4 At-Will Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by Company, nor shall it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause and with or without advance notice.

7.5 Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service.  Notice will be effective upon receipt or refusal of delivery.  If delivered by certified or registered mail, any such notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark.  If delivered by courier or express mail service, any such notice shall be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of such change to the other party.

7.6 Injunctive Relief. I acknowledge that, because my services are personal and unique and because I will have access to the Confidential Information of Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance).  The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

7.7 Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

7.8 Export. I agree not to export, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, to countries outside the United States, because such export could be in violation of the United States export laws or regulations.

7.9 Entire Agreement.  The obligations pursuant to sections of this Agreement titled “Confidentiality” and “Inventions” shall apply to any time during which I was previously employed, or am in the future employed, by Company as an independent contractor if no other agreement governs nondisclosure and assignment of inventions during such period.  This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matters hereof and supersedes and merges all prior communications between us with respect to such matters.  No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and the CEO of Company.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with Company.

EMPLOYEE:
I acknowledge that I have read and understand this agreement and have been given the opportunity to discuss it with independent legal counsel.

(Signature)
By: _______________________________________________

Title: ______________________________________________

Date: ______________________________________________
Address: ___________________________________________

COMPANY:
ACCEPTED AND AGREED:

(Signature)
By: _______________________________________________

Title: ______________________________________________

Date: ______________________________________________
Address: ___________________________________________

                                                    .

EXHIBIT A

INVENTIONS

1.           Prior Inventions Disclosure.  The following is a complete list of all Prior Inventions:

None

See immediately below:

2.           Limited Exclusion Notification.

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

a.           Relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development; or

b.           Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.